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                                                                       Exhibit 1

                           CERTIFICATE OF DESIGNATION
                    ESTABLISHING A SERIES OF PREFERRED STOCK
                                       OF
                            QUESTRON TECHNOLOGY, INC.

To the Secretary of State of the State of Delaware:

QUESTRON TECHNOLOGY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that: pursuant to the provisions of Sections 151(a) and 151(g) of the General Corporation Law of the State of Delaware, the following resolution establishing and designating a series of shares of preferred stock and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Corporation on July __, 2001.

"RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation as amended, a series of preferred stock, $.01 par value per share, of the Corporation be established and given the distinctive designation of "Series C Preferred Stock" (the "Series C Preferred Stock"). The number of shares of the Series C Preferred Stock authorized to be issued by the Corporation shall be 750,000 shares. The rights, preferences, privileges and restrictions granted to and imposed upon the Series C Preferred Stock are as set forth on the attached Exhibit I."

IN WITNESS WHEREOF, Questron Technology, Inc. has caused this Certificate to be signed by its President and attested by its Secretary, this ___ day of July, 2001.

QUESTRON TECHNOLOGY, INC.


By: __________________________
President

ATTEST:


By: __________________________
Secretary



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                                    EXHIBIT I

1.       Voting

         (a) Except as provided in Section 1(b), the holders of the Series C Preferred Stock shall have no right to vote on matters submitted to the stockholders of the Corporation.

         (b) The Corporation shall not, without the affirmative vote or consent of the holders of shares representing at least a majority of the shares of Series C Preferred Stock then outstanding, acting as a separate class:

                  (i) in any manner authorize or create any class of capital stock ranking, either as to payment of dividends, distribution of assets or redemption, prior to or on a parity with the Series C Preferred Stock; or

                  (ii) in any manner alter or change the designations, powers, preferences or rights or the qualifications, limitations or restrictions of the Series C Preferred Stock; provided, however, that, except as otherwise provided by law, any such vote or consent by the holders of the Series C Preferred Stock shall be sufficient authorization, insofar as the need to obtain approval of the Series C Preferred Stock is concerned, for any such action, and when such action is effected upon such vote or consent of the Series C Preferred Stock, holders of shares of the Series C Preferred Stock dissenting from such action shall not have any rights to payment for their shares by reason of this provision.

2.       Rights on Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of any other class or series of the capital stock of the Corporation, $1.00 per share of Series C Preferred Stock together with any declared but unpaid dividends to the date of payment (the "Series C Liquidation Amount"). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series C Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of the Series C Preferred Stock shall share ratably in any distribution of assets in proportion of their respective ownership of Series C Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of shares of the Series C Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of shares of all other classes and series of the capital stock of the Corporation, to the exclusion of the holders of shares of the Series C Preferred Stock, shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders. The consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation unless the effect thereof shall be to cause a distribution of assets among its stockholders.

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3.       Dividends

Holders of the Series C Preferred Stock will be entitled to dividends, when, as and if declared by the Board of Directors. No dividends shall be paid or set apart in respect of the Common Stock or any other class of securities which ranks junior to the Series C Preferred Stock (except a dividend payable in Common Stock in respect of the Common Stock or a dividend payable in such other class of securities in respect of such other class of securities) unless and until there also shall be declared an equal dividend per share payable to the holders of Series C Preferred Stock.

4.       Mandatory Redemption

           (a) Promptly following the closing of a Transaction (as that term is defined in Second Combined Amendment Agreement dated as of June 30, 2001 with respect to the Corporation's 14.5% Senior Subordinated Notes (the "Amendment")) resulting in the Retirement (as such term is defined in the Amendment), the Corporation shall, to the extent it may lawfully do so, redeem all, but not part, of the then outstanding Series C Preferred Stock by paying in cash therefor $1.00 per share plus any dividends declared and payable to the Series C Preferred Stock but not yet paid (such amount being referred to herein as the "Series C Redemption Price").

           (b) Written notice shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C Preferred Stock, at the address last shown on the records of this Corporation for such holder (or at the address given by the holder to the Corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of the Corporation is located), notifying such holder of the redemption to be effected, specifying the redemption date and the place at which payment may be obtained. The notice shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 4(c) below, on or after the close of business on the redemption date, each holder of Series C Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice. Thereupon, the Series C Redemption Price of such shares shall be payable in the manner set forth in Section 4(a) to the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

           (c) From and after the redemption date, unless there has been a default in payment of the Series C Redemption Price, all rights of the holders of such shares as holders of Series C Preferred Stock (except the right to receive the Series C Redemption Price, upon surrender of their certificate or certificates in the manner set forth in Section 4(b)) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever, PROVIDED, HOWEVER, that until the Series C Redemption Price and all declared dividends thereon shall have been paid in full,

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holders of Series C Preferred Stock shall continue to have the informational and inspection rights of shareholders of the Corporation.

5.       Conversion; Optional Redemption

         (a) Beginning on July 1, 2002, each share of the Series C Preferred Stock shall be convertible into that number of shares of Common Stock, par value $.001 per share, of the Corporation ("Common Stock") equal to the Series C Liquidation Amount divided by the average of the closing price per share of Common Stock as reported by the Nasdaq National Market (or if transactions in the Common Stock are not then reported by the Nasdaq National Market, as reported by such exchange or automatic quotation system then reporting transactions in such shares) for the 30 trading days immediately preceding the date of delivery of the Conversion Notice.

         (b) Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert the same (the "Conversion Notice"). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Alternatively, in lieu of completing any such conversion, the Corporation may instead redeem Series C Preferred Stock submitted for conversion by paying the Series C Liquidation Amount in cash with respect to such Series C Preferred Stock. If the Corporation elects to redeem shares in lieu of conversion, it shall give the holder written notice of such election and shall pay the Series C Liquidation Amount with respect to such Series C Preferred Stock to the holder within five business days of the date of the Conversion Notice.

         (c) The number of shares of Common Stock to be issued upon the conversion of Series C Preferred Stock or the conversion price calculation shall be subject to proportional adjustment from time to time as follows:

                  (i) If the Corporation shall at any time consolidate or merge with or sell or convey all or substantially all of its assets to any other corporation, partnership or other entity, the shares of the Series C Preferred Stock then outstanding shall be convertible into such number and kind of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance upon or with respect to the shares of Common Stock into which the Series C Preferred Stock is convertible.

                  (ii) If the Corporation shall at any time re-classify or change the outstanding Common Stock into a different type of security or securities or other property ("Reclassified Securities"), then each holder of Series C Preferred Stock, at such holder's sole option, shall thereafter be

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entitled to convert any share of Series C Preferred Stock held by such holder into such number of Reclassified Securities as would have been issuable to such holder of Series C Preferred Stock, had such holder converted such share of Series C Preferred Stock into Common Stock immediately prior to the reclassification or change of Common Stock into such Reclassified Securities.

                  (iii) If at any time during the 30 trading day period referred to in Section 5(a), the Corporation shall declare or pay, without consideration, to the holders of the Common Stock a dividend in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding Common Stock into a greater number of shares of Common stock (by stock split, or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or if the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise, into a lesser number of shares of Common Stock, the per share closing price of the Common Stock reported for trading days prior to the effective date of such dividend, subdivision, combination or consolidation shall be proportionately increased or decreased, as the case may be, effective as of the effective date of such dividend, subdivision, combination or consolidation.

         (d) The Corporation shall undertake to have authorized and thereafter reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of issuing upon the conversion of the shares of the Series C Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all of the then outstanding shares of the Series C Preferred Stock.

6.       No Reissuance of Series C Preferred Stock

No share or shares of the Series C Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7.       Notices

Any notice or other communication under the provisions of this Certificate shall be in writing, and shall be given by postage prepaid, first class mail, receipt requested, by hand delivery with an acknowledgement copy, or by any reputable service which guarantees over night delivery ("Over Night Mail"), directed to the Corporation at 6400 Congress Avenue, Suite 200, Boca Raton, Florida 33487, and to the holders at their respective addresses as set forth in the records of the Corporation, or to any new address of which the Corporation or any holder shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by mail, three
(3) days after it is mailed within the continental United States; if sent by Over Night Mail, one day after it is mailed; or by hand delivery, upon receipt.

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